Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2021	Quarter Ended September 30, 2020
Diluted earnings per share	$1.06	$1.02
Net Income	$2,901,000	$2,800,000
Return on average common equity	11.79%	12.19%
Return on average assets	1.03%	1.14%

Millersburg, Ohio – October 26, 2021 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2021 net income of $2,901,000, or $1.06 per basic and diluted share, as compared to $2,800,000, or $1.02 per basic and diluted share, for the same period in 2020.  Income before federal income tax amounted to $3,590,000, an increase of 3% over the same quarter in the prior year.   For the nine-month period ended September 30, 2021, net income totaled $8,531,000 compared to $7,889,000 for the same period last year, an increase of 8%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.79% and 1.03%, respectively, compared with 12.19% and 1.14% for the third quarter of 2020.

Eddie Steiner, President and CEO stated, “Economic recovery from the COVID-19 pandemic continues, aided by significant levels of remaining liquidity from government stimulus.  Almost 90% of the Paycheck Protection Program (“PPP”) loan balances we facilitated have received SBA forgiveness, and we expect the majority of remaining balances will also be forgiven.  Organic loan demand has not rebounded to pre-pandemic levels, as borrower liquidity, uncertainty about the pace of recovery, supply chain disruptions, and waning refinance advantages are all affecting borrower appetite.  The Federal Reserve has signaled it may begin tapering its large-scale purchases of treasuries and mortgage-backed securities before year-end, and the potential for short-term rates beginning to rise by the end of 2022.  The job market remains strong in many sectors, with worker shortages and significant worker mobility widely reported.”

Net interest income and noninterest income totaled $9.1 million during the quarter, an increase of $190 thousand from the prior-year third quarter.   Net interest income increased $284 thousand, or 4%, in the third quarter of 2021 compared to the same period in 2020.

Loan interest income including fees decreased $293 thousand, or 4%, during third quarter 2021 as compared to the same quarter in 2020.  The decrease was mainly due to average total loan balances declining $90 million below the year ago quarter including average Paycheck Protection Program loans (“PPP”) declining $66 million from the prior year quarter. Loan yields for third quarter 2021 averaged 5.02%, an increase of 51 basis points from the 2020 third quarter average of 4.51%, The loan yield increase partially resulted from interest recovery on pay-offs of nonaccrual loans during the third quarter 2021 as related loan interest of $363 thousand was recognized compared to $21 thousand during the comparable third quarter 2020. Recognition of PPP loan interest and fee income was $125 thousand greater during the third quarter 2021 as compared to the prior year quarter.

The net interest margin was 2.77% compared to 3.04% for third quarter 2020. As discussed above, loan volume declined, offset with the positive impact from loan yield, volume increases within the securities account, and cost decreases on liabilities. Liquidity continues to affect the margin as the growth of lower yielding average overnight funds rose $104 million during the quarter over prior year quarter.   The tax equivalency effect on the margin was 0.02% in the comparable third quarters.

With the decrease in outstanding loan balances and continuing improvement in credit quality, a reversal of $210 thousand was recognized to the provision for loan losses for the quarter ended September 30, 2021, as compared to $377 thousand loss provision for the prior year third quarter when the effect of Covid on future credit losses was not discernable.  COVID factors have not significantly affected the Bank’s loan portfolio quality to date, and local businesses are beginning or restarting construction projects previously sidelined by a significant degree of COVID-related uncertainty.

Noninterest income decreased 5%, compared to third quarter of 2020. The decrease was primarily the result of a 52% decline in gain on sale of mortgages to the secondary market, as refinancing of mortgages slowed and home purchases were limited by a lack of housing inventory for sale.  Offsetting increases were recognized in increases in debit and credit card fee income, earnings from bank owned life insurance values, and brokerage and trust income.

Noninterest expense increased 13% from third quarter 2020. Salary and employee benefit costs increased $269 thousand, or 9%, compared to the prior year quarter, primarily resulting from increases in base compensation and volume-based commissions. The provision for unfunded loan commitments increased $193 thousand compared to the prior year quarter primarily due to unfunded commercial loan construction commitments in the senior/assisted living sector of $5.2 million at September 30, 2021.   Marketing and public relations increased by $51 thousand, or 53%, reflecting a return to normalized levels after the pandemic-related curtailment of activities in 2020. Software expense increased by $49 thousand, or 18%, reflecting investment in new platforms. FDIC insurance expense increased $39 thousand as the prior year quarter reflected the use of Small Bank Assessment Credits.  Professional and directors’ fees decreased $52 thousand, or 22%, primarily reflecting a recovery of legal and collection costs, as a long-standing nonperforming collateral dependent loan exited the bank. The Company’s third quarter efficiency ratio increased to 62.5% compared to 56.3%.

Federal income tax expense totaled $689 thousand in third quarter 2021, as compared to $676 thousand tax expense for the same quarter in 2020. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.12 billion, an increase of $136 million, or 14%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $104 million, to $277 million, as compared to the third quarter in 2020. Average loan balances of $545 million decreased $90 million, or 14%, from the prior year third quarter while average securities balances of $234 million increased $115 million, or 98%, as compared to third quarter 2020.

Average commercial loan balances for the quarter, including commercial real estate, decreased $78 million, or 18%, from prior year levels. Excluding a $66 million decrease in average PPP loan balances, commercial loans decreased $12 million year over year as borrowers reduced outstanding commercial balances and delayed further borrowings, partially through use of stimulus monies. Average residential mortgage balances decreased $1 million, or 1%, below the prior year’s quarter, while home equity lines of credit decreased $7 million from the prior year’s quarter as balances were paid down or refinanced into low-rate term mortgages.  Average consumer credit balances decreased $2 million, or 11%, versus the same quarter of the prior year.  Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households and restoration of borrower confidence as pandemic uncertainty diminishes.

Nonperforming assets decreased $2.8 million from September 30, 2020 to $1.3 million, or 0.24%, of total loans plus other real estate on September 30, 2021.  Delinquent loan balances as of September 30, 2021 decreased to 0.30% of total loans as compared to 0.71% on September 30, 2020.

Net loan charge-offs recognized during third quarter 2021 were $20 thousand, or 0.01% annualized, compared to third quarter 2020 net loan recoveries of $143 thousand. The allowance for loan losses amounted to 1.40% of total loans on September 30, 2021 as compared to 1.33% on September 30, 2020.

Average deposit balances grew on a quarter over prior year quarter comparison by $139 million, or 17%.  For the third quarter 2021, the average cost of deposits amounted to 0.18%, as compared to 0.30% for the third quarter

2020.  During the third quarter 2021, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $51 million and interest-bearing demand and savings accounts of $88 million, while time deposits decreased less than $1 million. The average balance of securities sold under repurchase agreement during the third quarter of 2021 decreased by $3 million, or 7%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $97.1 million on September 30, 2021 with 2.7 million common shares outstanding.  The average equity to assets ratio amounted to 8.75% on September 30, 2021 and 9.33% on September 30, 2020.  The Company declared a third quarter dividend of $0.31 per share, producing an annualized yield of 3.2% based on the September 30, 2021 closing price of $39.25.

Cares Act and related events

A third major stimulus bill was signed into law on March 11, 2021 adding additional emergency relief to the March 2020 Cares Act and to the Consolidated Appropriations Act, 2021. The American Rescue Plan Act of 2021 also expanded eligibility and added an additional $7 billion in funds to the SBA’s PPP emergency relief programs.

CSB facilitated and funded $129 million of these government assistance loans in 2020 and 2021.  As of September 30, 2021, $112 million has been received from the SBA in forgiveness. and approximately $620 thousand remains in unearned fees.

During 2020, the Company also extended loan modifications to qualifying commercial and consumer loan customers to deal with the uncertainty of the economy.  Customers could request relief from their total payment or place their obligation on interest-only for a period of 3-4 months, with maturities extended on these modified loans. All loans granted relief during 2020 and 2021 have entered repayment.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of September 30, 2021. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2021	2021	2021	2020	2020	2021	2020
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$7,364	$6,509	$7,046	$7,223	$7,077	$20,919	$21,078
Provision (credit) for loan losses	(210)	(475)	30	378	377	(655)	1,272
Other income	1,768	1,843	1,878	2,089	1,862	5,489	4,846
Other expenses	5,713	5,390	5,281	5,576	5,050	16,384	14,766
FTE adjustment (a)	39	38	38	39	36	115	109
Net income	2,901	2,745	2,885	2,679	2,800	8,531	7,889
Diluted earnings per share	1.06	1.00	1.05	0.97	1.02	3.12	2.88

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.03%	0.97%	1.10%	1.05%	1.14%	1.03%	1.17%
Return on average common equity (ROE), annualized	11.79	11.62	12.33	11.45	12.19	11.91	11.80
Net interest margin FTE (a)	2.77	2.43	2.85	2.97	3.04	2.68	3.31
Efficiency ratio	62.49	64.40	59.14	59.75	56.32	61.96	56.76
Number of full-time equivalent employees	178	174	170	171	169

MARKET DATA
Book value/common share	$35.62	$35.11	$33.94	$34.23	$33.49
Period-end common share mkt value	39.25	38.00	37.50	35.00	30.00
Market as a % of book	110.19%	108.23%	110.49%	102.25%	89.58%
Price-to-earnings ratio	9.62	9.41	9.40	9.09	7.83
Cash dividends/common share	$0.31	$0.30	$0.30	$0.29	$0.28	$0.91	$0.84
Common stock dividend payout ratio	29.25%	30.00%	28.57%	29.90%	27.45%	29.26%	29.17%
Average basic common shares	2,729,410	2,740,390	2,742,350	2,742,350	2,742,350	2,737,336	2,742,350
Average diluted common shares	2,729,410	2,740,390	2,742,350	2,742,350	2,742,350	2,737,336	2,742,350
Period end common shares outstanding	2,725,524	2,734,244	2,742,350	2,742,350	2,742,350
Common stock market capitalization	$106,977	$103,901	$102,838	$95,982	$82,271

ASSET QUALITY
Gross charge-offs	$39	$20	$5	$511	$28	$64	$131
Net charge-offs (recoveries)	20	(12)	(34)	459	(143)	(26)	(66)
Allowance for loan losses	7,645	7,875	8,338	8,274	8,355
Nonperforming assets (NPAs)	1,320	2,786	3,089	4,497	4,102
Net charge-off (recovery) / average loans ratio	0.01%	(0.01)%	(0.02)%	0.29%	(0.09)%	(0.01)%	(0.01)%
Allowance for loan losses / period-end loans	1.40	1.43	1.43	1.36	1.33
NPAs/loans and other real estate	0.24	0.50	0.53	0.74	0.65
Allowance for loan losses/nonperforming loans	579.07	282.61	269.92	183.99	203.71

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.34%	8.12%	7.99%	8.68%	8.86%
Average equity to assets	8.75	8.38	8.95	9.13	9.33
Average equity to loans	17.89	16.78	15.92	15.02	14.39
Average loans to deposits	56.09	57.18	64.95	70.81	76.22

AVERAGE BALANCES
Assets	$1,115,814	$1,131,251	$1,060,485	$1,018,770	$979,806	$1,102,707	$901,994
Earning assets	1,056,424	1,073,865	1,004,521	966,304	926,377	1,045,128	849,893
Loans	545,420	564,998	596,319	619,455	635,124	568,726	605,767
Deposits	972,409	988,017	918,063	874,820	833,288	959,696	760,056
Shareholders' equity	97,584	94,786	94,929	93,042	91,409	95,776	89,308

ENDING BALANCES
Assets	$1,111,696	$1,128,922	$1,110,157	$1,031,632	$987,978
Earning assets	1,054,141	1,072,286	1,043,016	977,092	936,323
Loans	546,095	552,030	582,714	609,159	628,084
Deposits	968,629	986,668	968,569	891,562	840,656
Shareholders' equity	97,089	96,012	93,085	93,859	91,853

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2021	2020
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,929	$18,269
Interest-earning deposits in other banks	265,692	179,875
Total cash and cash equivalents	283,621	198,144
Securities
Available-for-sale, at fair-value	185,454	112,279
Held-to-maturity	51,317	9,901
Equity securities	107	82
Restricted stock, at cost	4,614	4,614
Total securities	241,492	126,876

Loans held for sale	862	1,488
Loans	546,095	628,084
Less allowance for loan losses	7,645	8,355
Net loans	538,450	619,729

Premises and equipment, net	13,713	12,685
Goodwill and core deposit intangible	4,739	4,787
Bank owned life insurance	23,873	19,284
Accrued interest receivable and other assets	4,946	4,985
TOTAL ASSETS	$1,111,696	$987,978

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$304,345	$252,891
Interest-bearing	664,284	587,765
Total deposits	968,629	840,656

Short-term borrowings	38,130	41,645
Other borrowings	3,489	9,765
Accrued interest payable and other liabilities	4,359	4,059
Total liabilities	1,014,607	896,125
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2021 and 2020	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	75,252	67,325
Treasury stock at cost - 255,078 shares in 2021
and 238,252 shares in 2020	(5,424)	(4,780)
Accumulated other comprehensive (loss) income	(1,183)	864
Total shareholders' equity	97,089	91,853
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,111,696	$987,978

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Loans, including fees	$6,897	$7,190	$19,993	$21,145
Taxable securities	677	372	1,840	1,462
Nontaxable securities	117	110	339	343
Other	114	42	228	312
Total interest and dividend income	7,805	7,714	22,400	23,262
Interest expense:
Deposits	450	636	1,496	2,139
Other	30	37	100	154
Total interest expense	480	673	1,596	2,293
Net interest income	7,325	7,041	20,804	20,969
Provision (credit) for loan losses	(210)	377	(655)	1,272
Net interest income after provision
(credit) for loan losses	7,535	6,664	21,459	19,697
Noninterest income
Service charges on deposits accounts	250	252	676	753
Trust services	252	236	798	662
Debit card interchange fees	515	433	1,512	1,209
Gain on sale of loans	270	567	1,174	1,189
Market value change in equity securities	8	(1)	20	(10)
Other	473	375	1,309	1,043
Total noninterest income	1,768	1,862	5,489	4,846

Noninterest expenses
Salaries and employee benefits	3,228	2,959	9,301	8,603
Occupancy expense	270	246	771	711
Equipment expense	170	172	519	505
Professional and director fees	180	232	831	843
Software expense	318	269	954	755
Marketing and public relations	147	96	324	289
Debit card expense	181	165	524	451
Other expenses	1,219	911	3,160	2,609
Total noninterest expenses	5,713	5,050	16,384	14,766
Income before income tax	3,590	3,476	10,564	9,777
Federal income tax provision	689	676	2,033	1,888
Net income	$2,901	$2,800	$8,531	$7,889
Net income per share:
Basic and diluted	$1.06	$1.02	$3.12	$2.88